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                                   EXHIBIT 14

                               COMM BANCORP, INC.
                                 CODE OF ETHICS
                                       FOR
                            SENIOR FINANCIAL OFFICERS

This Code of Ethics applies to the Chief Executive Officer, Chief Financial Officer and Principal Financial Officer, and the Vice President of Finance and Principal Accounting Officer (collectively referred to as the "Senior Financial Officers") of Comm Bancorp, Inc. (the "Company"). The Company also has a Code of Conduct applicable to all directors and employees of the Company. The Senior Financial Officers are bound by the provisions set forth in the Code of Conduct relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Conduct, the Senior Financial Officers are subject to the following additional specific policies:

The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that the Company or its subsidiaries file with the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and other regulators and in other public communications made by the Company or its subsidiaries. Accordingly, it is the responsibility of each Senior Financial Officer to promptly bring to the attention of the Audit Committee and the Chief Financial Officer any material information of which he or she may become aware of that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee and the Chief Financial Officer in assuring that the Company fulfils its responsibilities in preparation of such disclosures.

Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee and the Chief Financial Officer any information he or she may have concerning: (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee and the Chief Financial Officer any information he or she may have concerning any violation of the Code of Conduct or of these additional policies of the Company, including any actual or apparent conflicts of interest between personal and professional relationships, involving management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

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Each Senior Financial Officer shall promptly bring to the attention of the Audit
Committee and the Chief Financial Officer any information he or she may have concerning evidence of a material violation of the securities laws or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Conduct or of these additional policies.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Conduct or of these additional policies by the Company's Senior Financial Officers. Such action shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Conduct and to these additional policies, and shall include written notices to the individual involved that the Board of Directors has determined that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual involved, suspension with or without pay or benefits as determined by the Board of Directors or termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

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